                                                                     EXHIBIT 2.1

================================================================================

                            SHARE PURCHASE AGREEMENT,





                            DATED AS OF JUNE 2, 2000



                                      AMONG



                                  ENDESA, S.A.



                        LEAP WIRELESS INTERNATIONAL, INC.


                                       AND


                      INVERSIONES LEAP WIRELESS CHILE, S.A.

================================================================================

                                TABLE OF CONTENTS
                          (Not a part of the Agreement)


SHARE PURCHASE AGREEMENT......................................................................1


RECITALS:.....................................................................................1


I.   PURCHASE AND SALE OF SHARES..............................................................1

   1.1. Purchase and Sale of Shares...........................................................1
   1.2. Consideration.........................................................................1
   1.3. Purchase Price Adjustment.............................................................3

II.  REPRESENTATIONS AND WARRANTIES...........................................................4

   2.1. Representations and Warranties of Leap and Seller.....................................4
     2.1.1.  Corporate Matters................................................................4
     2.1.2.  Shares...........................................................................5
     2.1.3.  No Subsidiaries, Etc.............................................................5
     2.1.4.  Officers and Directors...........................................................5
     2.1.5.  Authorization and Effect of Agreement............................................5
     2.1.6.  No Restrictions or Consents......................................................6
     2.1.7.  Financial Statements.............................................................7
     2.1.8.  Conduct of the Business Since the Balance Sheet Date.............................7
     2.1.9.  Compliance with Laws.............................................................7
     2.1.10. Tangible Personal Property.......................................................7
     2.1.11. Real Property....................................................................8
     2.1.12. Insurance........................................................................8
     2.1.13. Intellectual Property............................................................8
     2.1.14. Licenses.........................................................................9
     2.1.15. Network.........................................................................11
     2.1.16. Litigation; Decrees.............................................................14
     2.1.17. Contract Rights.................................................................14
     2.1.18. Employee Plans..................................................................16
     2.1.19. Taxes...........................................................................16
     2.1.20. Environmental Matters...........................................................17
     2.1.21. No Undisclosed Liabilities......................................................18
     2.1.22. Assets..........................................................................18
     2.1.23. Affiliate Interests.............................................................18
     2.1.24. Subscribers.....................................................................19
     2.1.25. Suppliers.......................................................................19
     2.1.26. Brokers.........................................................................19
   2.2. Representations and Warranties of Buyer..............................................19
     2.2.1.  Corporate Organization..........................................................19
     2.2.2.  Authorization and Effect of Agreement...........................................19
     2.2.3.  No Restrictions.................................................................20
     2.2.4.  Financing.......................................................................20

     2.2.5. Brokers.........................................................................20
     2.2.6. Litigation......................................................................20
   2.3. Certain Limitations on Representations and Warranties...............................20

III. COVENANTS..............................................................................20

   3.2. Press Releases......................................................................21
   3.3. Regulatory Filings..................................................................21
   3.4. [Intentionally Omitted].............................................................22
   3.5. Compensation for Removal of Equipment...............................................22
   3.6. No Solicitation.....................................................................22
   3.7. Indemnification Related to Interest, Penalties and Fines Related to Taxes...........22
   3.8. [Intentionally Omitted].............................................................23
   3.9. Resignations........................................................................23
   3.10. Wireless Local Loop................................................................23
   3.11. Company Employees..................................................................23
   3.12. Indemnification Related to Non-Compliance..........................................23
   3.13. Indemnification Related to Ericsson................................................24
   3.14. No Double Recovery.................................................................24

IV.  THE CLOSING............................................................................24

   4.1. The Closing.........................................................................24
   4.2. Conditions Precedent to Obligations of Buyer and Leap...............................25
   4.3. Additional Conditions Precedent to Obligations of Buyer.............................25
     4.3.1. Transfer Documents, Etc.........................................................25
     4.3.2. No Material Misrepresentation or Breach.........................................25
     4.3.3. Legal Opinions..................................................................25
     4.3.4. Qualcomm Consent................................................................25
   4.4. Additional Conditions Precedent to Obligations of Leap..............................25
     4.4.1. Estimated Purchase Price........................................................26
     4.4.2. No Material Misrepresentation or Breach.........................................26
     4.4.3. Legal Opinions..................................................................26
     4.4.4. Qualcomm Release................................................................26
   4.5. Termination.........................................................................26

V.   SURVIVAL AND INDEMNIFICATION...........................................................27

   5.1. Definitions.........................................................................27
     5.1.1. Limitations on Liability Definitions............................................27
   5.2. Limits..............................................................................27
   5.3. Exclusivity.........................................................................28
   5.4. Survival of Representations and Warranties and Covenants............................28
   5.5. Indemnification.....................................................................28
     5.5.1. Leap's Duty.....................................................................28
     5.5.2. Buyer's Duty....................................................................29
   5.6. Defense of Claims...................................................................29
     5.6.1. Third Party Claims..............................................................29
     5.6.2. Assumption of Defense...........................................................29
     5.6.3. Settlements.....................................................................29

     5.6.4. Direct Claims...................................................................30
     5.6.5. Failure to Notify...............................................................30
     5.6.6. Other Recoveries................................................................30
     5.6.7. Subrogation.....................................................................30

VI.  OTHER POST-CLOSING COVENANTS...........................................................31

   6.1. Post-Closing Purchases..............................................................31
   6.2. General Post-Closing Matters........................................................31
     6.2.1. Post-Closing Notifications......................................................31
     6.2.2. Access..........................................................................31

VII.    MISCELLANEOUS PROVISIONS............................................................32

   7.1. Notices.............................................................................32
   7.2. Expenses............................................................................33
   7.3. Successors and Assigns..............................................................33
   7.4. Waiver..............................................................................33
   7.5. Entire Agreement....................................................................33
   7.6. Amendments, Supplements, Etc........................................................34
   7.7. Rights of the Parties...............................................................34
   7.8. Further Assurances..................................................................34
   7.9. Applicable Law; Jurisdiction........................................................34
   7.10. Titles and Headings................................................................34
   7.11. Certain Interpretive Matters and Definitions.......................................34
     7.11.1.References......................................................................34
     7.11.2.Drafting........................................................................34


ANNEXES

Annex A              Form of Agreement with Company Nominee and Seller
Annex B              Allocations of Closing Consideration
Annex C-1            Form of Non-Negotiable Note
Annex C-2            Form of Non-Negotiable Note
Annex C-3            Form of Negotiable Note
Annex D              Company's Year 2000 Budget


SCHEDULES

Schedule 2.1.2(a)              Liens/Company Shares
Schedule 2.1.2(c)              Other Company Securities
Schedule 2.1.4                 Officers and Directors
Schedule 2.1.6(a)              Conflicts/Breaches/Violations/Defaults
Schedule 2.1.6(b)              Consents
Schedule 2.1.7                 Financial Statements
Schedule 2.1.8(a)              Conduct of Business
Schedule 2.1.8(b)              Changes/Events

Schedule 2.1.9                        Compliance with Laws
Schedule 2.1.10(a)                    Liens on Tangible Assets
Schedule 2.1.10(b)                    Condition of Tangible Assets
Schedule 2.1.11                       Real Property
Schedule 2.1.12                       Insurance
Schedule 2.1.13                       Intellectual Property
Schedule 2.1.14(b)                    Licenses
Schedule 2.1.14(c)                    License and Other Compliance
Schedule 2.1.15(b)                    Equipment
Schedule 2.1.15(c)                    Network Compliance
Schedule 2.1.15(d)                    Network Performance
Schedule 2.1.15(e)                    Handsets
Schedule 2.1.16                       Litigation
Schedule 2.1.17                       Contracts
Schedule 2.1.18                       Employee Plans
Schedule 2.1.19(d)                    Tax Returns
Schedule 2.1.19(e)                    Tax Rulings/Closing Agreements
Schedule 2.1.19(f)                    Tax Claims
Schedule 2.1.20(b)                    Environmental Liabilities
Schedule 2.1.21                       Other Liabilities
Schedule 2.1.22                       Assets Not Owned by Company
Schedule 2.1.23                       Affiliate Interests
Schedule 2.1.24                       Subscribers
Schedule 2.1.25                       Suppliers
Schedule 2.2.3                        Conflicts/Breaches/Violations/Defaults
Schedule 2.2.6                        Consents
Schedule 3.11                         Employees

                            SHARE PURCHASE AGREEMENT


        This Share Purchase Agreement (this "Agreement") is made and entered into as of June 2, 2000, among Endesa, S.A., a sociedad anonima organized under the laws of Spain ("Buyer"), Leap Wireless International, Inc., a Delaware corporation ("Leap"), and Inversiones Leap Wireless Chile S.A., a sociedad anonima organized under the laws of Chile ("Seller").


                                    RECITALS:

        A. Smartcom, S.A., a sociedad anonima organized under the laws of Chile (the "Company"), is presently engaged in the business (the "Business") of providing public digital mobile 1900 MHz telecommunications services ("Services") utilizing the Code Division Multiple Access format ("CDMA") and performing various related activities;

        B. The Company has issued and outstanding 8,400,000 shares of Series A preferred stock and 8,400,000 shares of Series B common stock (collectively, the "Company Shares"), of which 8,399,999 shares of Series A preferred stock and 8,400,000 shares of Series B common stock (the "Seller Company Shares") are owned by Seller and 1 share of Series A preferred stock (the "Nominee Company Share") is owned by Michael Grasty Cousino ("Company Nominee"); and

        C. Leap desires to cause Seller and Company Nominee to sell, assign and deliver ("Transfer") to Buyer, and Buyer desires to purchase and accept from Seller and Company Nominee, all of the Company Shares on the terms and subject to the conditions set forth in this Agreement and the agreement with Company Nominee in the form of Annex A hereto which is being executed and delivered on the date hereof.

        NOW, THEREFORE, the parties hereto agree as follows:

                         I. PURCHASE AND SALE OF SHARES

        1.1. Purchase and Sale of Shares. On the terms and subject to the conditions hereof, at Closing (as defined in Section 4.1), (a) Seller will Transfer to Buyer, and Buyer will purchase from Seller, the Seller Company Shares, and (b) Leap and Seller will cause Company Nominee to Transfer to Buyer's nominee, and such nominee will purchase from Company Nominee, the Nominee Company Share, in the case of both (a) and (b), free and clear of all Liens. "Liens" means any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer (or, in the case of capital stock, restrictions on the transfer or voting of such securities), conditional sale or other title retention device or arrangement, transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

        1.2. Consideration. (a) Price. The purchase price for the Company Shares will be $300,000,000 (the "Initial Purchase Price"). In addition, at the Closing (as hereinafter defined),

Buyer will purchase, or acquire the rights in accordance with Section 4.1.1, from Leap, Seller and from ABN AMRO BANK (Chile) ("ABN") (or will establish a cash collateral arrangement as contemplated by Section 4.1.1 with ABN), the Intercompany Debt (as defined below) in an amount not to exceed $81,979,100. The Initial Purchase Price and the amount of Intercompany Debt to be purchased are collectively called the "Closing Consideration."

        (b) Payment. The Closing Consideration will be paid in United States Dollars under the terms of Chilean Law DL600, subject to adjustment as provided below (as so adjusted, the "Adjusted Purchase Price"), by and on behalf of Buyer to the parties and in the amounts listed on Annex B hereto, on behalf of both Seller and Company Nominee, at the Closing by the wire transfer in cash of a portion thereof determined as set forth below (the "Cash Consideration") and the delivery of three promissory notes of Buyer to Seller or Leap (the "Notes") in the form of Annexes C-1, C-2 and C-3 hereto and in an aggregate principal amount equal to the difference between the Closing Consideration and the Cash Consideration. The Cash Consideration is equal to $238,321,581.68. As used in this Agreement, "Company Indebtedness" means all liabilities of the Company other than Intercompany Debt. "Intercompany Debt" means any of the Company's obligations to the following creditors to repay borrowed money and interest thereon in the following aggregate amounts:

                      Creditor                    Amount
                      --------                    ------
                      Leap ................. $17,480,455.06
                      Seller ............... $35,836,152.73
                      ABN AMRO ............. $28,177,501.11
                             Total .... U.S. $81,494,108.90


        (c) Estimated Balance Sheet. The Company has prepared in good faith an unaudited balance sheet of the Company as of May 31, 2000 ("Estimated Balance Sheet"). The Estimated Balance Sheet is based upon the review by the Company of monthly financial information then available.

        (d) Repayment. Leap will repay, or cause to be repaid, at Closing, without in any manner triggering acceleration of any other debt of the Company, any indebtedness of the Company to Seller, Leap, ABN AMRO or any of their respective Affiliates (as defined in Section 7.11.1) in excess of the Intercompany Debt unless the existence, amount and other terms and conditions have previously been approved by Buyer.

        (e) Leap Responsibility. Leap shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, partners, shareholders, employees, agents and representatives (including without limitation, any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses (as defined in Section 5.1.1) relating to, resulting from or arising out of any claim by the Company Nominee related to the non-payment of consideration for the Nominee Company Share as contemplated by this Agreement or the Transaction Documents (as defined in Section 2.1.5) or the transactions contemplated thereby.

        1.3. Purchase Price Adjustment. (a) Nature of Adjustment. In order to determine the Adjusted Purchase Price, the Initial Purchase Price will be decreased by the amount, if any, by which the amount of the Company's Audited Net Worth is more negative than the Company's Target Net Worth (the "Closing Adjustment"). The Company's Target Net Worth is negative $31,287,503.00. "Audited Net Worth" means net worth calculated as of June 1, 2000 based upon a balance sheet of the Company prepared in accordance with Section 1.3 as of the close of business on June 1, 2000 (the "Closing Balance Sheet") in accordance with United States generally accepted accounting principles ("U.S. GAAP"), and using the same accounting principles, policies, practices and procedures used in preparing the December 31, 1999 Balance Sheet to the extent they are consistent with U.S. GAAP; provided, however, that (i) the Closing Balance Sheet will be based upon the currency exchange rate in effect on March 31, 2000 (which the parties agree to be 502.22 Chilean Pesos, (the "Exchange Rate"), (ii) in the Closing Balance Sheet, the gross value and net value of all intangible assets will be $57,538,000 and $53,836,000, respectively, and (iii) any Company prepaid expenses and revenues for the month of June will be prorated to reflect the portion of the expense or revenue applicable to June 1, 2000.

        (b) Preparation of Balance Sheet. Within 60 calendar days after the Closing Date, Buyer will cause Deloitte & Touche ("D&T") in consultation with the Buyer to prepare and deliver to Leap and Buyer an audited Closing Balance Sheet setting forth the Audited Net Worth. Leap and its respective authorized representatives will be entitled to review, during normal business hours, the books, records and work papers of the Company in order to review the Closing Balance Sheet and the Audited Net Worth. Buyer will use reasonable efforts to cause D&T to provide Leap access to any of such firm's workpapers, trial balances and similar materials prepared in connection with such firm's audits or reviews of the Closing Balance Sheet and the Audited Net Worth (the "Workpapers").

        (c) Resolution of Objections. If, within 60 calendar days after the date of D&T's delivery of the Closing Balance Sheet including the Audited Net Worth to Leap, Leap disagrees in good faith with the Closing Balance Sheet or the Audited Net Worth, Leap may give written notice of such objection to Buyer within such 60 calendar day period, specifying in reasonable detail Leap's basis for the objection ("Objection"). The failure by Leap so to express any objection and provide such specification within such 60 calendar day period will constitute Leap's acceptance of the Closing Balance Sheet and the Audited Net Worth prepared by D&T. If Buyer and Leap are unable to resolve any such objection between them within ten business days after the giving of notice of the Objection, the items in dispute will be referred for determination to the Santiago, Chile, offices of Ernst &Young LLP or any successor thereto (the "Accountants") as promptly as practicable. The Accountants will make an independent determination as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement, and (iv) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Accountants will be entitled to full access to the Company's books and records. Buyer and Leap will use reasonable efforts to cause the Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items.

        (d) Cost of Resolution. The fees and expenses of the Accountants will be shared equally by Buyer and Leap, except as provided below. If the determination of the Accountants represents an outcome more favorable to either Buyer or Leap than the midpoint of such parties' last written settlement offers related to all items in dispute, in the aggregate, submitted to the other party at least two calendar days before the referral of the matter to the Accountants (each a "Last Offer", and if no offer has been submitted by Buyer, then the amount of the Closing Adjustment based upon D&T's Audited Net Worth shall be the Last Offer of Buyer and if no offer has been submitted by Leap, the Closing Adjustment proposed in the Objection shall be the Last Offer of Leap), then the party obtaining such favorable result will be deemed the "Prevailing Party" and the other party will be deemed the "Non-Prevailing Party". All of the fees and expenses of the Accountants will be borne by the Non-Prevailing Party. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement offer.

        (e) Settlement. To the extent that a Closing Adjustment is determined to be applicable, as provided in Section 1.3, the principal amount of the $50,000,000 Note in the form of Annex C-2 hereto shall, upon final determination of all objections in accordance with this Section 1.3, be decreased by the amount of the Closing Adjustment and Leap will, within ten calendar days after such determination, surrender to Buyer the Note delivered at Closing in the form of Annex C-2 hereto in exchange for a new Note in the adjusted principal amount, which Note will be in the form of Annex C-3 hereto. No interest shall be payable with respect to the amount of any such Closing Adjustment.

        (f) Limitation on Adjustment. Notwithstanding the foregoing, the Closing Adjustment shall not exceed Fifty Million United States Dollars ($50,000,000).



                       II. REPRESENTATIONS AND WARRANTIES

        2.1. Representations and Warranties of Leap and Seller. Except as set forth on the Company's Schedules of Exceptions attached hereto (subject to the terms of Section 2.3), Leap and Seller, jointly and severally, represent and warrant to Buyer as follows as of the date hereof (it being understood that if information is given "as of" an earlier date in such Schedules, the portion of the representation and warranty to which such information relates will be deemed given only as of such earlier date:

               2.1.1. Corporate Matters.

        (a) Leap and Seller Organization. Leap is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller is a sociedad anonima duly organized, validly existing and in good standing under the laws of Chile and has the requisite corporate power to own and hold its Company Shares.

        (b) Company Organization. Each of the Company and Seller is a sociedad anonima duly organized, validly existing and in good standing under the laws of Chile and has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on its business as presently conducted in Chile. The

Company conducts no business outside of Chile. Copies of the Estatutos Sociales of the Company have heretofore been delivered to Buyer and such copies are accurate and complete as of the date hereof.

                2.1.2. Shares.

        (a) Company Shares. Except as set forth on Schedule 2.1.2(a), Seller and the Company Nominee each owns, free and clear of any Liens, the Company Shares set forth by its name on Schedule 2.1.2, which shares in the aggregate represent all of the outstanding shares of the Company. The Company Shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the Company Shares have been issued in violation of, or are subject to, any preemptive rights other than those granted by Chilean Law. There are no voting trust or other Contracts restricting the voting, dividend rights or disposition of any of the Company Shares.

        (b) Authorized Company Capitalization. The authorized capital stock of the Company consists of 8,400,000 shares of Series A preferred stock and 8,400,000 shares of Series B common stock, of which

                (i) 8,400,000 shares of Series A preferred stock and 8,400,000 shares of Series B common stock are issued and outstanding, and

                (ii) no shares are held in the treasury of the Company.

        (c) No Other Securities. Except as set forth above in Sections 2.1.2(a) or (b) and except as listed on Schedule 2.1.2(c), there are no other shares of capital stock or other securities of Company outstanding and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights other than those granted by Chilean Law), calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock or other securities of the Company or any securities or rights convertible into or exchangeable or exercisable for any such shares or securities, and there are no existing contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares.

                2.1.3. No Subsidiaries, Etc. Except as described in Schedule 2.1.3, the Company does not, directly or indirectly, own or have the right to acquire, beneficially or of record, any equity or other ownership interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any other corporation, partnership, joint venture or other business association or entity.

                2.1.4. Officers and Directors. Schedule 2.1.4 lists all officers and members of the board of directors of the Company.

                2.1.5. Authorization and Effect of Agreement. Each of Leap and Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements or instruments required to be executed by a party and delivered to the other party pursuant to this Agreement (collectively, the "Transaction Documents") and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken by Leap or by Seller for the due authorization of the execution, delivery and performance by Leap and Seller of this Agreement and the Transaction Documents and the transactions contemplated thereby to be performed by each of Leap and Seller has been duly taken by each of them. This Agreement and the Transaction Documents have been, or will be, as the case may be, duly executed and delivered by Leap and Seller, and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Buyer, constitute, or will constitute, as the case may be, valid and binding obligations of Leap and Seller, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

        2.1.6. No Restrictions or Consents. (a) Restrictions. The execution and delivery of this Agreement and the Transaction Documents by Leap and Seller do not, and the performance by Leap and Seller of the transactions contemplated thereby to be performed by each of them will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit, or result in the creation of any Lien upon any property or assets of Leap or Seller or the Company (other than a Lien created by Buyer), under any provision of (i) the Certificate of Incorporation or Bylaws of Leap or the Estatutos Sociales of Seller or the Company, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, or other agreement, instrument or obligation to which Leap, Seller, the Company Nominee or the Company is a party (including without limitation any Contract (as defined below)) or to which any of them or any of their respective properties or assets may be subject or (iii) any Chilean or United States statute, law, ordinance, rule, regulation, judgment, order, injunction, decree or ruling or common law obligation ("Law") of any Chilean or United States court, government, governmental agency, authority, entity, instrumentality or arbitration panel or body in the United States or Chile ("Governmental Entity") or any permit or approval ("Permit") issued thereunder, other than any such conflicts, breaches, violations or defaults as are listed or described on Schedule 2.1.6(a) or which, individually or in the aggregate, would not have a Material Adverse Effect or materially and adversely affect the ability of Leap, Seller or the Company Nominee to perform their respective obligations under this Agreement and the Transaction Documents. For purposes of this Agreement, the term "Material Adverse Effect" means an event, circumstance or occurrence that has a material adverse effect on the Business or the assets, financial condition, results of operations or prospects of the Company.

        (b) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Leap, Seller, the Company Nominee or the Company in connection with the execution and delivery of this Agreement and the Transaction Documents by any of them or the performance by any of them of the transactions contemplated thereby to be performed by any of them, except for such of the foregoing as are described on Schedule 2.1.6(b).

        2.1.7. Financial Statements. Schedule 2.1.7 lists the audited financial statements of the Company ("Audited Financial Statements") and the unaudited financial statements of the Company ("Unaudited Financial Statements") which Leap has delivered to Buyer (collectively, with the related notes, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial condition of the Company as of the dates thereof, and the results of its operations and cash flows for the periods specified, in conformity with U.S. GAAP or Chilean generally accepted accounting principles ("Chilean GAAP"), as applicable, with respect to (i) the Audited Financial Statements, and (ii) the Unaudited Financial Statements, consistently applied in all cases, except, in the case of the Unaudited Financial Statements, for (i) normal recurring year-end audit adjustments which are not, individually or in the aggregate, material to the Company and (ii) the absence of complete notes.

        2.1.8. Conduct of the Business Since the Balance Sheet Date. Except as listed or described on Schedules 2.1.8(a) or 2.1.8(b), since December 31, 1999 (the "Balance Sheet Date"), (a) the Company has conducted the Business in the ordinary and usual course, materially consistent with past practice, and (b) there has not been any event, change or effect which has resulted in or could reasonably be expected to have a Material Adverse Effect.

        2.1.9. Compliance with Laws. Except as listed or described on Schedule 2.1.9, the Company has not violated, and is not in violation of, any Law (other than violations which will not result in a Material Adverse Effect) and neither Leap, Seller nor the Company has received notice of any alleged material violation of Law by the Company. The Company has all Permits (other than such Permits for which the failure to obtain would not result in a Material Adverse Effect) necessary to conduct the Business as presently conducted in all material respects and each such Permit is in full force and effect in all material respects. The Company is in compliance in all respects with all the terms and conditions of each Permit, to the knowledge of Leap, Seller and the Company, and no action has occurred or failed to occur which (whether or not with the lapse of time or giving of notice or both) would permit any such Permit to be revoked.

        2.1.10. Tangible Personal Property. (a) Title. Except with respect to the Owned Real Property and the Leased Real Property which are the subject of
Section 2.1.11, the tangible assets owned by the Company are owned free and clear of all Liens except for (i) Liens that are listed or described on Schedule 2.1.10(a), (ii) Liens arising or incurred in the ordinary course of business of the Business relating to liabilities of the Company that are not overdue, (iii) Liens for taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty, and (iv) other imperfections of title or encumbrances, if any, which could not be reasonably expected, individually or in the aggregate, materially to impair the continued use of the property subject thereto in the Business as presently conducted or result in a Material Adverse Effect. (The items referred to in clauses (i) through (iv) of the immediately preceding sentence are hereafter referred to as "Permitted Liens".)

        (b) Conditions. Except as listed on Schedule 2.1.10(b), all material tangible assets owned (other than assets in the hands of customers), leased or used by the Company (including without limitation the Equipment (as defined in Section 2.1.15)) are in good repair, working order and condition and serve the purposes for which they are being used, subject to wear and tear in the ordinary course of business.

        2.1.11. Real Property. Schedule 2.1.11 lists all real property owned in fee by the Company (the "Owned Real Property") or leased by the Company (the "Leased Real Property"). The Company has good and marketable fee simple title to the Owned Real Property and valid and subsisting leasehold interests in the Leased Real Property (subject to the terms of the applicable leases, subleases and related instruments governing the Company's interests therein, as listed on
Schedule 2.1.11), free and clear of all Liens other than (a) Liens listed or described on Schedule 2.1.11, (b) Permitted Liens, (c) Liens imposed by the owner of the Leased Real Property to which the leased interest is subject, and which do not affect the use of the Leased Real Property (except where use is affected in the case where the holder of the Lien forecloses on the Leased Real Property), and (e) easements, covenants, rights-of-way and other encumbrances or restrictions, whether recorded or referred to in an applicable lease which could not reasonably be expected to materially impair the marketability or continued occupancy or use of the property subject thereto in the Business as presently conducted. The use by the Company of all Owned Real Property and Leased Real Property is in conformity with all material zoning and other applicable Laws, and no Governmental Entity or other person has asserted otherwise, or, to the knowledge of Seller, Leap or the Company, has threatened otherwise.

        2.1.12. Insurance. Schedule 2.1.12 lists (i) all material policies of fire, liability and other forms of insurance maintained by the Company, and (ii) all material claims made by the Company under any such insurance policy since January 1, 1999, and the disposition or status thereof. All premiums due under such policies have been paid, and the Company is not in default in any material respect under any provision of any such policy nor has it failed to give notice or present any material claim thereunder in a timely manner so as to bar recovery of any valid claim. The Company has not received any written notice of the cancellation or non-renewal of any such insurance policy or of any material increase in any insurance premiums with respect thereto. Such insurance is reasonable in amount and scope of coverage in comparison to that maintained by other companies owning and operating businesses similar to the Business.

        2.1.13. Intellectual Property. Intellectual Property shall mean all patents, trademarks, tradenames, service marks and registered copyrights, and registrations and applications therefor, material to the conduct of or otherwise material to the Business as of the date hereof. The Company owns or (subject to the qualification(s) set forth in this Section) has rights to use all trademarks and all trade names, service marks, and registrations and applications therefor, material to the conduct of or otherwise material to the Business as of the date hereof . The Company owns no patents and registered copyrights and applications therefor material to the Business. Schedule 2.1.13 lists or describes all Intellectual Property owned by the Company and material agreements between the Company and each of Qualcomm, Alcatel, Ericsson, Kyocera, Samsung, LG, Sema, Intervoice, Peoplesoft, Metrica, Planet, Compaq, Converse, Hewlett-Packard, MSI, Nera, Nokia, North Supply, New Net, and Sun under which the Company is indemnified for infringement of intellectual property rights of third parties. With respect to the Intellectual Property contained in the Equipment and Software, Leap, Seller or the Company has no knowledge that such Intellectual Property infringes the rights of any other person. To the knowledge of Leap, Seller or the Company, none of the previous or current use, marketing or distribution of products or services of or by the Company materially infringes or has infringed upon the intellectual property rights of any other person. To the knowledge of Leap, Seller or the Company, no other person is materially infringing the rights of the Company in any such Intellectual Property. The Company has not received any written notice (that has not been subsequently satisfied or withdrawn) of any material conflict with, or assertion that the Company is or may be materially infringing, the asserted right of any other person in connection with the use by the Company of any of the Intellectual Property or other intellectual property rights in the conduct of the Business.

                2.1.14. Licenses.

        (a) Definitions.

                "License" means the PCS License and (i) any concession, license, permit or franchise for the provision of, or acquisition, construction, ownership, operation or other use of facilities relating to, (A) public mobile telecommunications services ("PMTS") or (B) the interconnection of PMTS facilities with other telecommunications facilities by microwave frequencies, fiber optic cable or other means and (ii) any material consent, certificate of compliance, approval or authorization with respect to any such concession, license, permit or franchise that, in the case of either clause (i) or (ii) above, has been granted or issued by Subtel (as defined below) or any other Governmental Entity.

                "PCS License" means the concession for 30 MHz of spectrum in the 1900 MHz band for the construction, operation and provision of digital personal communications services and other mobile telecommunications services issued to the Company by the Ministry of Transportation and Telecommunications in Chile.

                "Subtel" means the Chilean Subsecretaria de Telecomunicaciones and any other or successor Chilean telecommunications regulatory authority.

        (b) PCS License Information. Other than the security interest in the PCS License granted to Qualcomm Incorporated, the PCS License is not subject to any Liens or other rights of first refusal, options and other rights or obligations with respect to the acquisition or disposition of the PCS License (or interests therein) other than the consent of Subtel with respect to acquisitions or dispositions. Schedule 2.1.14(b) sets forth the following information with respect to the PCS License issued to the Company, the name of the licensee, the service area, the type of service permitted, the frequency or frequencies authorized or reserved, and the license termination/renewal date.

        (c) License and Other Compliance.

                (i) Fees. Except as set forth in Schedule 2.1.14(c)(i), the Company (A) has paid all fees and charges imposed by any Governmental Entity which have become due and payable with respect to the PCS License and (B) has made appropriate provision in the Financial Statements as is required by Chilean GAAP and U.S. GAAP, as the case may be, for any such fees and charges which were accrued and unpaid on the respective dates of such Financial Statements.

                (ii) Filings. Except as set forth in Schedule 2.1.14(c)(ii), the Company has filed or otherwise submitted in due and proper form all registrations, applications or other filings, reports and other documents required by Subtel, Ministry of Transportation and Telecommunications and any other Governmental Entity regulating the operation of telecommunication services, including without limitation, information with respect to amendments to the technical project.

                (iii) Effectiveness; Defaults. Except as set forth in Schedule 2.1.14(c)(iii), (A) The PCS License and each other material License issued to the Company are valid and in full force and effect, (B) no event has occurred and is continuing which could result in the revocation, termination or adverse modification of the PCS License and/or each other material License, (C) the Company is not in default under or in breach of any of the terms and conditions of the PCS License and/or each other material License (and no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default), including without limitation any obligation to exploit the PCS License, and (D) Leap has no reason to believe that any such breach or default (or any event which could result in such breach or default) has occurred.

                (iv) Telecommunications Law. Except as set forth in Schedule 2.1.14(c)(iv), the Company has complied in all respects with all obligations specifically imposed under the Chilean Telecommunications Law, including without limitation (A) submitting to Subtel information regarding the form of service agreements to be executed with subscribers, (B) drafting and complying with codes of commercial practices, (C) entering into interconnection agreements with third-party licensees of telecommunication services, (D) complying with quality-of-service obligations, (E) complying with bookkeeping requirements and (F) posting any required bonds or other security to guarantee its performance of its obligations thereunder.

                (v) Absence of Events. Except as set forth in Schedule 2.1.14(c)(v), the Company has not (A) been subject to any cancellation of frequencies with respect to the PCS License, (B) had any participation of any kind by any non-Chilean Governmental Entity, (C) granted any powers of attorney to transfer any rights or obligations under the PCS License, (D) engaged in any monopolistic practices, (E) engaged in any discriminatory practices in the rendering of Services under Chilean Law, (F) received any customer complaints requiring Subtel notification pursuant to the Chilean Law, (G) incurred any interruption of the Services requiring any amounts to be credited to customers' accounts other than in the ordinary course of business, (H) established any tie-in provisions in agreements with subscribers, (I) been required to provide exclusivity to any supplier as a condition for any purchase of materials, equipment or services, (J) executed any agreement with any foreign Governmental Entity for interconnection with any non-Chilean network, (K) been ordered by Subtel to carry out any modifications or improvements to the Network, or (L) been engaged in any judicial proceedings or litigation against Subtel.

                (vi) Written Communications. Leap has provided Buyer access to copies of all applications as listed in Schedule 2.1.14(c)(vi) with respect to the construction and operation of the Network, that have been filed by the Company with the Ministry of Transportation and Telecommunications, SubTel and any other Governmental Entity regulating the operation of telecommunication services, and Leap has provided access to Buyer of copies of all material supplemental or related materials filed in connection therewith by or on behalf of the Company, and all other material written communications with respect to the PCS License between the Ministry of Transportation and Telecommunications, SubTel or any other Governmental Entity regulating the operation of telecommunication services, including without limitation those with any third party that have come into the Company's possession.

                (vii) Other Actions. Except as set forth in Schedule 2.1.14(c)(vii), no material (a) License from, (b) consent of, (c) filing with, (d) authorization or (e) other action of, Subtel or any other Governmental Entity is required to be received, made or filed by, or taken on behalf of, the Company with respect to the Network (as defined below) or the operation of the Business or the Company's provision of the Services other than those that have already been received, made or filed by, or taken on behalf of, the Company with respect to the Network or the operation of the Business or the Company's provision of the Services.

                2.1.15. Network.

        (a) Definitions.

                (i) "Equipment" means all of the operating fixtures and equipment of the Company, including, without limitation, any hardware or software component, base stations, base station controllers, mobile switching centers, radio and fiber optic transmission equipment, antennas, prepaid system, voicemail and short message service, and support equipment for: activation and network management and network activation, monitoring, security, performance management and billing equipment.

                (ii) "Handsets" means the terminals sold or otherwise provided by the Company to subscribers for using the Services.

                (iii) "Sites" means the places where the Equipment is located, and related structures owned, leased or used by the Company at that location including, civil infrastructure, towers, masts, shelters, electrical power, heating and air conditioning.

                (iv) "Network" means the Company Owned Real Property, Sites, Leased Real Property, Equipment and Software (as each is defined herein), together with all interconnections between such components or any such components and any other telecommunications system (whether by microwave frequencies, fiber optic cable or other means) and any other interconnection with other public telecom networks, to the extent such interconnections have been configured, installed and operated by the Company.

                (v) "Software" means the computer programs and applications utilized by the Company for the provision of Services including, without limitation, in connection with the operation of the Network.

        (b) Description. The Network is a digital mobile network using CDMA technology. The Network is capable of providing service coverage to areas where approximately 80% of the population of Chile lives, with a dedicated interface signaling, voice and data backbone network to support hand-off capabilities. The Network generally complies with Chilean signaling network standards (CCITT#7 and/ or ANSI SS#7), to the extent necessary to provide the Services. The Network provides the following services to subscribers in covered areas with telephone interconnect, including basic voice services, mobile terminated short messaging service, voice mail, call forwarding, call waiting, call forward unconditional, call forward busy, call forward no answer, call number identity presentation, call number identity restricted, hot line, do not disturb, three party calling, direct dial long-distance/international calling, automatic call delivery, automatic short message delivery with SMPP Interface, and voice-mail deposit and retrieval. The respective manufacturers of the Equipment have represented and warranted to the Company that Equipment has the capability to provide packet data, IS-707 digital Fax G3 and asynchronous data, although the Company is not currently offering such services. The Network includes each item of Equipment listed on Schedule 2.1.15(b) hereto, which is located in the places described on such Schedule 2.1.15(b). Each material item of Equipment of the following types is listed on such Schedule 2.1.15(b): switches, cell sites, microwave sites, generators and measurement equipment.

        (c) Compliance. Except as set forth in Schedule 2.1.15(c), the Network is in compliance with all standards or rules imposed by Chilean Law or any Governmental Entity, and has passed Acceptance Tests under the standards specified in the documents evidencing final acceptance except where such final acceptance documents indicate otherwise.

        (d) Performance.

                (i) Overview. The Network has been operated and maintained in accordance with the instructions of the manufacturers/providers of the Equipment and the Software and meets the functionalities and the specifications described in the Final Acceptance Documents. Each piece of Equipment and Software in the Network is materially compatible with each other piece of Equipment and Software in the Network.

                (ii) Quality and Coverage. The Network is designed, deployed, operated, managed and maintained to provide and is capable of providing outdoor services in the coverage areas described in the attached maps that permit a subscriber to maintain communication 90% of the time in 90% of those locations in Chile where coverage is indicated in the maps (other than those described as "marginal coverage").

                      (A) Coverage of the Network. In a drive test conducted by
                          the Company on May 26, 2000, 90% of the measurements as reported in the test data showed a signal power of at least -90 dbm and a FFER (Forward Frame Error Rate) of less than 5% . A copy of the test data has been provided to Buyer.

                      (B) Access failure rate of the Network: Based upon data
                          compiled from the switch (and processed by management of the Company), for the last week of April 2000, the overall access failure rate of the Network averaged 11% , measured by one week's average of call attempts.

                      (C) Interconnection blocking rate (interconnections from
                          base stations to
                          public networks): Based upon data compiled from the switch (and processed by the management of the Company), for the last week of April 2000, the overall interconnection blocking rate averaged 1%, measured by the one week's average of call attempts.

                      (D) Drop calls rate: Based upon data compiled from the
                          switch (and processed by the management of the Company), for the last week of April 2000, the overall drop calls rate averaged 6%, measured by the week's average of connected calls.

                (iii) Loading. The Network, as a whole, is designed to operate properly under the current loading of traffic, without material service interruption.

                (iv) Interconnections. The Network is interconnected, directly or indirectly, with the public switched fixed and mobile networks set forth on Schedule 2.1.15(d)(iv).

                (v) Management Reports. Schedule 2.1.15(d)(v) lists all of the "Network Management Reports" produced by the Company since January 1, 2000. These reports are used by management in its evaluation of the Network and set forth the Network's main operating parameters reported by the operation and management software and other report generating tools used by the Company in the ordinary course of business.

                (vi) Information System. The Company has the information systems necessary to support the provision of Services to customers, including without limitation the initial delivery of Services, tarification (correctly collecting, computing and transcribing operating data in accordance with applicable tariffs, including, without limitation, correctly applying the tarification standards established in Chile for the interconnection agreements with the other public networks in Chile), billing, and other customer services. All the material information systems of the Company are described in Schedule 2.1.15(d)(vi).

                (vii) Functionality. The Network supervisory and management systems achieve the basic level of functionality required for monitoring, fault management, configuration, accounting, efficiency and security with respect to the operation of the Network.

                (viii) Building Infrastructure. The Owned Real Property and Leased Real Property contain the power, heating and cooling capabilities and similar improvements necessary for the proper operation and maintenance of the Network at each such location. They are in compliance with the rules and standards generally accepted in the wireless industry in Chile.

        (e) Handsets. Except as listed in Schedule 2.1.15(e), the Handsets purchased by the Company and used in the Business are compatible with the Equipment installed and the Network features. The handset stocks are in good working order and to be distributed and sold under commercial or promotional plans of the Company.

                2.1.16. Litigation; Decrees. Except (a) as listed or described on Schedule 2.1.16, there are no actions, suits, administrative or other adjudicative proceedings or investigations ("Legal Proceedings") pending or, to the knowledge of Leap, Seller or the Company, threatened in writing against (i) the Company, including without limitation in respect of Intellectual Property, except for Legal Proceedings which, if determined adversely, could not reasonably be expected to have a Material Adverse Effect; and (ii) Leap or the Seller or its Affiliates, which seek to enjoin or otherwise to prevent the consummation of the transactions contemplated in this Agreement. The Company is not in default under or in violation of the terms of any material judgment, order or decree of any Governmental Entity (collectively, "Orders").

                2.1.17. Contract Rights. (a) Identification. Except as listed or described on Schedule 2.1.17, as of the date hereof, the Company is not a party to or bound by any agreement, lease or other contract or legally binding contractual right or obligation (collectively, "Contracts") that is of a type described below:

                (i) Any employment, severance or consulting Contract with an employee or former employee, that receives salaries and other benefits that aggregate more than $50,000 per year, that is not terminable at will by the Company (other than, as to any employee or former employee of the Company, any Contract for the employment of any such employee or former employee implied in Law);

                (ii) Any collective bargaining Contract with its employees, workers or any labor union;

                (iii) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $250,000;

                (iv) Any Contract relating to cleanup, abatement or other actions (other than monitoring or reporting in the ordinary course of business) in connection with environmental liabilities;

                (v) Any Contract with respect to Intellectual Property which pursuant to the terms thereof requires future payments by the Company in each case which involves amounts in excess of $50,000;

                (vi) Any Contract (including, without limitation, "cuenta corriente mercantil") under which the Company has (i) borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, (ii) guaranteed indebtedness for money borrowed by others, (iii) any liability for any letter of credit issued by any other person, or (iv) any obligation for the deferred purchase price for goods or services, excluding trade terms in the ordinary course of conduct of the Business;

                (vii) Any Contract under which the Company is (A) a lessee of real property (including without limitation the Leased Real Property), and not described in Schedule 2.1.11, (B) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity (including without limitation the Equipment), (C) a lessee of software (including the Software), (D) a lessor of real property, or (E) a lessor of any tangible personal property owned by the Company, provided that disclosure is required, in the case of any of the above only if the Contract is one which requires annual payments in excess of $100,000;

                (viii) Any Contract which involves aggregate future annual payments by or to the Company in excess of $100,000 other than agreements entered into in the ordinary course of the conduct of the Business;

                (ix) Any Contract which prohibits or restricts the Company from engaging in the Business as it is now being conducted or may be conducted in the future, including, without limitation, any Contract that imposes any exclusivity requirements on the Company, that is material to the conduct of the Business;

                (x) Any Contract pursuant to which the Company may enforce warranty or similar obligations against manufacturers or other providers of Equipment or Software which Equipment or Software has a value in excess of $100,000;

                (xi) Forms of subscriber contracts;

                (xii) Qualcomm, Ericsson, Alcatel and other similar contracts that involve amounts in excess of $1,000,000, where (i) the obligations of the Company have not been performed or (ii) the performance of or other obligations of which, are not reflected in the Financial Statements of the Company;

                (xiii) Human resources software and billing software contracts;

                (xiv) Distribution contracts;

                (xv) Handset supplier contracts (Qualcomm (now Kyocera), LG, Samsung) and other related contracts that involve amounts in excess of $1,000,000;

                (xvi) Chilesat contracts where (i) the obligations of the Company have not been performed or (ii) the performance or other obligations of which is not reflected in the Financial Statements of the Company;

                (xvii) Advertising contracts which involve annual payments which aggregate more than $20,000;

                (xviii) Any Contract which guarantees the performance of obligations of third-parties;

                (xix) Interconnection contracts;

                (xx) Any Contract with any Governmental Entity regarding frequency clearances or involving amounts greater than $50,000;

                (xxi) Any Contract which has been assigned as part of a security interest or pledge agreement other than pursuant to the agreements entered into with Qualcomm Incorporated;

                (xxii) Any engineering contracts related to the build-out of systems which involve annual payments which aggregate more than $20,000; and

                (xxiii) Any Contract that requires the Company to offer good or services with a "most favored nation" provision.

        (b) Validity; Default. Except as set forth on Schedule 2.1.17, each Contract listed or described on Schedule 2.1.17 is a valid and binding obligation of the Company and, to the knowledge of Leap, Seller or the Company, is a valid and binding obligation of the other party thereto. Except as set forth on Schedule 2.1.17, the Company has (i) performed in all respects the obligations required to be performed by it through the date hereof under each of such Contracts and the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, (ii) taken all actions necessary on the part of the Company to maintain its ability to enforce the service commitments, warranties, indemnifications and other obligations of the other party to each such Contract. To the knowledge of Leap, Seller or the Company, no party to any Contract is (with or without the lapse of time or giving of notice or both) in breach or default thereunder, and the execution and delivery of this Agreement and the Transaction Documents by Leap, Seller and Company Nominee does not, and the performance by Leap, Seller and Company Nominee of the transactions contemplated thereby to be performed by them will not conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit or result in the creation of any Lien (other than a Lien created by Buyer) upon any property or assets of the Company under any Contract, other than any such conflicts, breaches, violations or defaults as (i) are listed or described on Schedule 2.1.6(a) or (ii) which, individually or in the aggregate, would not have a Material Adverse Effect.

                2.1.18. Employee Plans. Except as set forth on Schedule 2.1.18, the Company is not a party to an agreement and does not have a plan or other arrangements that give rights or benefits to its employees or workers in addition to those included in the written employment agreements that it has executed with each employee or worker.

                2.1.19.Taxes.

        (a) Definition. "Taxes" means all municipal, local, foreign and other taxes (including without limitation income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, social security, employment, unemployment compensation, payroll-related and property taxes, alternative minimum, estimated stamp, value-added, windfall profits, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or additional amounts, interest and penalties with respect thereto; provided that such term shall also include any Taxes as to which the Company is liable as a successor or transferee or pursuant to a contractual obligation.

        (b) Returns. The Company has timely filed (or has had filed on its behalf) or caused to be timely filed with the appropriate Governmental Entities or other tax authorities all returns, reports or information returns or statements relating to material Taxes (including amendments thereto) (collectively, "Tax Returns") required to be filed by it with respect to the Company (other than those for which the failure to file will not result in a Material Adverse Effect) on or prior to the Closing Date (taking into account all extensions of due dates). All such Tax Returns were correct and complete in all respects.

        (c) Payments. The Company has paid when due all material Taxes (as defined above) owed with respect to the Company. No material penalties or other charges are due with respect to the late filing of any Tax Return of the Company required to be filed on or before the Closing Date (taking into account all extensions of due dates). The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party. The unpaid Taxes of the Company will not exceed the reserves for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) that are reflected in the Estimated Balance Sheet. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any tax.

        (d) Filings. The Company files Tax Returns solely in Chile. The Tax Returns of the Company have not been audited and are not currently the subject of an audit. Except as set forth on Schedule 2.1.19(d), there are no waivers or extensions of any applicable statute of limitations, or agreements to any extension of time for the assessment or collection of such Taxes with respect to any such Tax Returns, which waivers, extensions or agreements currently are in effect. Except as set forth on Schedule 2.1.19(d), no claim has been made in writing or to the knowledge of Leap, Seller or Company, threatened by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no such claim exists as of the date hereof.

        (e) Rulings, Etc. Except as set forth on Schedule 2.1.19(e), the Company has not requested or received a Tax Ruling (as defined below) or entered into a Tax Closing Agreement (as defined below) with any taxing authority that would have a continuing effect after the Closing Date. For purposes of the preceding sentence, the term "Tax Ruling" means a written ruling of a taxing authority relating to Taxes, and the term "Tax Closing Agreement" means a written Contract with a taxing authority relating to Taxes. Except as set forth on Schedule 2.1.19(e), the Company is not a party to any Tax allocation or sharing Contract.

        (f) Claims. Except as set forth on Schedule 2.1.19(f), no action, suit, proceeding, investigation, audit, claim or assessment is presently pending or, to the knowledge of Leap, Seller or the Company, has been proposed to the Company or Leap with regard to any material Taxes that relates to the Company for which the Company would be liable.

                2.1.20. Environmental Matters.

        (a) Definitions.

                (i) "Environment" means soil, surface waters, groundwaters, land, surface or subsurface strata, ambient air or any other environmental medium.

                (ii) "Environmental Condition" means a condition with respect to the Environment which has resulted, or is reasonably likely to result, in a material loss, liability, cost or expense to the Company.

                (iii) "Environmental Law" means any Chilean law, statute, rule or regulation relating to the Environment, including without limitation, any statute, regulation pertaining to (i) storage, disposal, or transportation of hazardous substances or solid or hazardous waste; (ii) air and noise pollution; (iii) soil contamination; (iv) the release or threatened release into the Environment of hazardous substances, or solid or hazardous waste; (v) health and safety of employees; and (vi) use, distribution, storage, disposal, transportation or handling of hazardous substances or oil or petroleum products or solid or hazardous waste.

        (b) No Liabilities or Violation. Except as listed or described on
Schedule 2.1.20(b), (i) the Company does not have any liability under any Environmental Law (including without limitation any obligation to remediate any Environmental Condition applicable to the Owned Real Property or the Leased Real Property, (ii) the Company has not violated, and is not in violation of, any Environmental Law, (iii) there is no pending or, to the knowledge of Leap, Seller or the Company, threatened in writing civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company, and (iv) there exists no Environmental Condition with respect to the Owned Real Property or the Leased Real Property, which liability, violation or Environmental Condition specified in (i), (ii),
(iii) or (iv) could reasonably be expected to have a Material Adverse Effect on the Company.

                2.1.21. No Undisclosed Liabilities. The Company does not have any material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as and to the extent set forth in the Balance Sheet or specifically disclosed in the notes thereto, (ii) liabilities incurred in the ordinary course of business consistent with past practice and not prohibited by this Agreement, (iii) as set forth in
Schedule 2.1.21, (iv) current liabilities reflected in the most recent balance sheet included in the Financial Statements, and (v) liabilities specified in Contracts which are not required to be disclosed under U.S. GAAP set forth in the Financial Statements.

                2.1.22. Assets. Except as described on Schedule 2.1.22, the Company owns or has the right to use all of the material assets currently used to conduct the Business or required for the operation of the Business.

                2.1.23. Affiliate Interests. Except as disclosed in Schedule 2.1.23, neither Leap nor any of its direct or indirect subsidiaries (other than the Company) or, to the knowledge of Leap, Seller or the Company, any officer or director of the Company, or any member of their immediate family, (i) has a controlling interest or other material financial interest (other than a noncontrolling investment in a public company) in any business entity which competes with the Business in Chile, (ii) has any material personal financial interest, direct or indirect, in any property, real or personal, tangible or intangible, including Intellectual Property, owned or used by the Company in the Business, or (iii) provides or causes to be provided to, or receives from, the Company any assets, loans, advances, services or facilities, (other than pursuant to an employment contract with the Company). Except for this Agreement and the Transaction Documents, there are no Contracts between the Company and any Affiliate of Leap that will remain in effect after Closing.

        2.1.24. Subscribers. Schedule 2.1.24 hereto sets forth, differentiated between prepaid and post-paid customers, (a) the total number of digital subscriber units ("Units") to which the Company provided service as of December 31, 1999, January 31, 2000, March 31, 2000 and April 30, 2000, (b) the average revenue per Unit ("ARPU") for each of the months ended as of such dates; (c) the average Network minutes of use per customer and the total Network minutes of use for each such month, (d) the rate of subscriber turnover for each such month,
(e) the percentage of subscribers whose payments are more than 30 days past due at the end of each such month and the aggregate amount of such past due payments at the end of each such month.

        2.1.25. Suppliers. Schedule 2.1.25 sets forth the name of each entity currently supplying Equipment and Handsets to the Company ("Supplier"). The Company is not currently involved in any material dispute with a Supplier and, to Leap's, Seller's or the Company's knowledge, no such Supplier has threatened to terminate or otherwise materially and adversely alter its relationship with the Company. The Company is not obligated to any Supplier (whether to continue Equipment or Handset purchases or otherwise), except to the extent described either in a Contract listed in Schedules 2.1.17 or 2.1.25.

        2.1.26. Brokers. No broker, investment banker, financial advisor or other person (other than ABN AMRO, the fees and expenses of which will be paid by Leap) is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from Leap or any of its Affiliates (including without limitation the Company) in connection with the transactions contemplated by this Agreement.


        2.2. Representations and Warranties of Buyer. Subject to Section 2.2.6, Buyer represents and warrants to Seller and Leap as follows:

                2.2.1. Corporate Organization. Buyer is a sociedad anonima duly organized, validly existing and in good standing under the Laws of Spain.

                2.2.2. Authorization and Effect of Agreement. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform the obligations hereunder and thereunder and to consummate the transactions contemplated to be performed by it. All necessary corporate action required to be taken by Buyer for the due authorization of the execution, delivery and performance of the Agreement and the Transaction Agreements by Buyer has been duly taken by Buyer. This Agreement and the Transaction Documents have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Seller and Leap, constitute valid and binding obligations of Buyer, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

                2.2.3. No Restrictions. Except as set forth in Schedule 2.2.3, the execution and delivery of this Agreement and the Transaction Documents does not, and the performance by Buyer of the transactions contemplated thereby to be performed by it will not conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit or result in the creation of any Lien upon any property or assets of Buyer under (i) any provision of the Estatutos Sociales of Buyer, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, distribution agreement, joint venture agreement or any other agreement or instrument or obligation to which Buyer is a party or to which Buyer or Buyer's properties or assets may be subject or (iii) any Law of any Governmental Entity or any Permit issued thereunder, other than any such conflicts, breaches, violations or defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Buyer or materially and adversely affect the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents.

                2.2.4. Financing. Buyer has sufficient funds to perform its obligations under Article I, either from existing cash or cash items or through undrawn amounts available under existing loan agreements or lines of credit.

                2.2.5. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

                2.2.6. Litigation. Except as set forth in Schedule 2.2.6, there are no Legal Proceedings pending or, to the knowledge of Buyer, threatened in writing against the Buyer or its Affiliates, which seek to enjoin or otherwise to prevent the consummation of the transactions contemplated in this Agreement.

        2.3. Certain Limitations on Representations and Warranties. Any representation and warranty made in this Agreement by Leap and Seller will be deemed for all purposes to be qualified by the disclosures made at the date hereof in any Schedule specifically referred to in such representation or warranty and by the information disclosed in any other Schedule if the relevance of such information to such representation and warranty is reasonably apparent on its face.


                                 III. COVENANTS

        3.1. Confidentiality. Leap will not, and will cause its Affiliates and their respective officers, attorneys, accountants or authorized representatives not to, disclose to any third party any confidential information about the Company (including without limitation information relating to supply and sales agreements and relationships with third persons or entities), except as required by Law or rules of any national stock exchange or any Governmental Authority applicable to it or its Affiliates. Leap and Seller and each of their Affiliates and their respective officers, attorneys, accountants or authorized representatives will return to the Company all originals and copies of all non-public documents and materials of the type provided for in this Section 3.1 which are in the possession of Leap and Seller and Leap and Seller and their respective officers, attorneys, accountants or authorized representatives will destroy all notes, analyses, compilations, studies or other documents which contain or otherwise reflect such information.

        3.2. Press Releases. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Buyer (in the case of Leap) or Leap (in the case of Buyer), which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

        3.3. Regulatory Filings. (a) Filings. Within fifteen business days after the date hereof, each of Buyer and Leap will make such filings, if any, as may be required by Law with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Buyer and Leap will file or cause to be filed as promptly as practicable with the Chilean authorities supplemental information, if any, which may be required or requested by the Chilean authorities. To the extent required by Law, Leap will make, or cause any of its Affiliates to make, such filings and use its reasonable efforts to obtain the governmental approvals and the other consents (if any) referred to in Section 2.1.6, and Buyer will make such filings and use its reasonable efforts to obtain the governmental approvals and the other consents (if any) referred to in
Section 2.2.3. All filings referred to in Section 3.3(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

        (b) Reasonable Effort. Without limiting the generality or effect of
Section 3.3(a), each of the parties will (i) use its respective reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to Chilean law, if applicable, (ii) not extend any waiting period under Law or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement and the Transaction Documents, except with the prior consent of each of the other parties hereto, and (iii) cooperate with each other and use reasonable efforts to cause (A) the lifting, removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business be held separate and, prior to or after Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith and (B) the execution, delivery and performance by the appropriate entity of such divestiture agreements or other actions as may be necessary to secure the expiration or termination of the applicable waiting periods under Law.

        3.4. [Intentionally Omitted].

        3.5. Compensation for Removal of Equipment. If (a) within one year from the Closing Date, the Company is required to remove Equipment and/or Software from service because such Equipment and/or Software does not provide the capabilities and service conditions required to meet the needs of the Company as would be reasonably expected to cope with forecasted growth of subscribers and traffic to provide service to customers consistent with current functionality as forecasted in the Company Year 2000 Budget attached hereto as Annex D (the "Company Year 2000 Budget") for that year or the following year and (b) such Equipment and/or Software cannot otherwise be reasonably redeployed elsewhere in the Network (as agreed to, in the case of both clauses (a) and (b), by the engineering firm of Mobile Systems International (currently based in London, England)), then Leap shall indemnify Buyer, as an Indemnifiable Loss, in accordance with the provisions of Article V by paying the Company an amount equal to 50% of the unamortized or undepreciated value of such Equipment and/or Software as of the date hereof provided that all such amounts paid by Leap shall not in the aggregate, together with the amount of all indemnification payments made by Leap pursuant to Section 3.12, exceed Two Million Dollars ($2,000,000). All amounts paid or otherwise indemnified pursuant to this Section 3.5 shall represent Indemnifiable Losses for purposes of Section 5.2(b) and the cap set forth thereunder.

        3.6. No Solicitation. From the date hereof until the termination of this Agreement in accordance with its terms or until Closing, Leap shall not, nor shall it authorize or permit any of its Affiliates or representatives to, directly or indirectly, (i) solicit or initiate any Third Party (as defined below) with respect to the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any non-public information with respect to, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange, or similar transaction involving the Company, or any purchase or other acquisition of any significant amount of the assets of the Company or of the equity interest in the Company, other than the transactions contemplated hereby. "Third Party" means any corporation, partnership, person or other entity or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) other than Buyer.

        3.7. Indemnification Related to Interest, Penalties and Fines Related to Taxes. Leap and Seller, jointly and severally, will pay, reimburse payment of, indemnify, defend and hold harmless Buyer and the Company in connection with any administrative or legal actions, fines, penalties and payment obligations, costs, expenses, charges, assessments, and other Indemnifiable Losses arising from actions or events that cause or create obligations of the Company to pay Taxes related to matters prior to the date hereof (including without limitation stamp tax, withholding tax, income taxes and value added tax) that should have been paid or withheld by the Company prior to the date hereof and related to the future payment or capitalization of any part of the Indebtedness of the Company existing at this date; provided that (a) Buyer shall not recover amounts pursuant to this Section to the extent such amounts are recovered by Buyer through the Closing Adjustment, (b) such obligations shall survive for a period of six years and (c) Buyer shall not be able to recover the actual tax liability incurred, but only the fines, penalties and interest related to such tax liability, and (d) the amount recovered pursuant to this Section shall represent Indemnifiable Losses for purposes of Section 5.2(b) and the cap set forth thereunder.

        3.8. [Intentionally Omitted].

        3.9. Resignations. Upon the Closing, upon Buyer's specific request, Leap will cause to resign or to be removed from office (i) all directors of the Company, and (ii) such officers of the Company whose full-time employment is not in the Business.


        3.10. Wireless Local Loop. If, prior to the first anniversary of the Closing Date, the Company is prohibited from offering wireless local loop service (which shall be defined as a kind of local, limited mobility, zone-based tariff service as contemplated by the Company) under the terms and conditions of, and pursuant to the authority under, the PCS License as the result of an order, resolution, ruling, decree, edict or other similar document issued by Subtel, the Ministry of Transportation and Telecommunications or any Governmental Entity regulating telecommunications services (a "Telecommunications Order") and (i) such action is not caused by or based upon a change in the Law and (ii) the Company since the date hereof has not taken any action that could reasonably be construed as a request of, or inquiry to, Subtel, the Ministry of Transportation and Telecommunications or any Governmental Entity regulating telecommunications services concerning or relating to the offering of wireless local loop service, then Leap shall indemnify Buyer, in accordance with the provisions of Article V, for its Indemnifiable Losses resulting from any such Telecommunications Order up to an aggregate Two Million and Five Hundred Thousand Dollars ($2,500,000) (it being understood that such amounts when paid shall represent Indemnifiable Losses for the purposes of Section 5.2(b) and the cap set forth thereunder); provided that immediately upon any subsequent reversal or vacation of such Telecommunications Order, Buyer shall pay to Leap the amount recovered under this Section less the Indemnifiable Losses incurred during the period while such Telecommunications Order is in effect (including without limitation the reasonable legal fees and other costs incurred in appealing the Telecommunications Order) and provided further that Buyer shall in good faith continue to appeal such Telecommunications Order if in Buyer's good faith judgment there is a reasonable basis for such appeal.

        3.11. Company Employees. After Closing, Buyer will seek to retain the key management employees identified for this purpose in Schedule 3.11 and under terms and conditions no less favorable than those described on such Schedule.

        3.12. Indemnification Related to Non-Compliance. Leap and Seller, jointly and severally, will pay, reimburse payment of, indemnify, defend and hold harmless Buyer and the Company in connection with any administrative or legal actions, fines, penalties and payment obligations related to any action by any Governmental Entity based upon the failure of the Company prior to the Closing (a) to provide service to customers, (b) to obtain Permits for changes in the Network (including without limitation frequency changes) or (c) to provide notification of changes in the form of customer contracts or of changes in tariffs, provided, however, that (v) such obligations of Leap and Seller under this Section shall exist only with respect to claims made by any such Indemnitee prior to the first anniversary of the Closing; (w) any such claim may be based upon any inquiry or allegation (written or oral) by any Governmental Entity relating to any such failure; (x) after making any such claim described in clause (a), Buyer shall cause the Company promptly to use commercially reasonable efforts to recover such claim in good faith against each manufacturer which might reasonably be expected to be liable for such claim, provided, however, that (i) the Company shall not be required to initiate litigation, arbitration or any other adversarial legal proceeding against any such manufacturer, (ii) the costs and expenses (including without limitation attorney's fees) incurred in pursuing such claims against manufacturers shall be reimbursed by Leap and Seller as Indemnifiable Losses and (iii) Leap and Seller will be required to indemnify Buyer and/or the Company pursuant to clause (a) to the extent that the Company's efforts pursuant to this clause (x) have not resulted in payment from manufacturers within 30 days after the claims were made against them; (y) Leap and Seller shall only be responsible for 50% of any claim described in clauses (b) or (c) above; and (z) any amounts recovered pursuant to this Section 3.12 shall not exceed, in the aggregate, and together with all amounts recovered pursuant to Section 3.5, Two Million Dollars ($2,000,000) and shall represent Indemnifiable Losses for purposes of Section 5.2(b) and the cap set forth thereunder.

        3.13. Indemnification Related to Ericsson. Leap and Seller, jointly and severally, will indemnify, defend and hold harmless Buyer and the Company from and against all Indemnifiable Losses with respect to Ericsson's claim for $2,532,915 described in Schedule 2.1.16, provided, however, that (x) such obligations shall exist regardless of the time required to resolve such dispute,
(y) Leap shall assume the defense of such claim (including the right to defend or settle such claim in Leap's discretion so long as such settlement imposes no obligation on the Company, Buyer or any of its Affiliates), and (z) any amounts expended by Leap or Seller after the date hereof in satisfaction of its obligations under this Section 3.13 shall represent Indemnifiable Losses for purposes of Section 5.2(b) and the cap set forth thereunder.

        3.14. No Double Recovery. Sections 3.5, 3.7, 3.10, 3.12, and 3.13 shall not otherwise affect the rights of Buyer to seek indemnification for representations and warranties under this Agreement, except to the extent that such indemnification would constitute a double recovery.

                                 IV. THE CLOSING

        4.1. The Closing. The consummation of the purchase and sale of the Company Shares contemplated hereby (the "Closing") will take place on the date hereof (the "Closing Date"). The Closing will take place at the offices of Cariola Diez Perez-Cotapos & Cia. Ltda., in Santiago, Chile.

                4.1.1 At Closing the following shall take place:

        (a) Leap shall assign all of its right, title and interest in and to the Current Commercial Contract, dated October 12, 1999, that evidences a portion of the Intercompany Debt with Company in favor of Buyer.

        (b) Seller shall assign all of its right, title and interest in and to the Current Commercial Contract, dated April 12, 1999 (that evidences a portion of the Intercompany Debt) with Company in favor of Buyer.

        (c) Buyer shall invest $28,600,000 in time deposits with ABN that will be pledged in favor of ABN to guarantee payment of ABN's portion of the Intercompany Debt in substitution for the standby letter(s) of credit that support such Intercompany Debt ("Standby L/C"), and ABN shall release the cash collateral pledged by Leap as security for the Standby L/C.

        4.2. Conditions Precedent to Obligations of Buyer and Leap. The obligations of each of Buyer and Leap under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of the conditions that there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing, or imposes any conditions or restrictions on the consummation of the transactions contemplated hereby or the Business of the Company or other businesses of the Buyer in Chile. The foregoing condition may be waived (i) insofar as it is a condition to the obligations of Buyer, by Buyer at its option and (ii) insofar as it is a condition to the obligations of Leap and/or Seller, by Leap at its option.

        4.3. Additional Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived at the option of Buyer.

                4.3.1. Transfer Documents, Etc. Leap shall have delivered or caused to be delivered to Buyer the certificates representing the Seller Company Shares and the Nominee Company Share, which certificates shall be accompanied by duly executed share transfer agreements in the form of Annex A hereto, according to Chilean Law.

                4.3.2. No Material Misrepresentation or Breach. There shall have been no material breach by Leap in the performance of any of the covenants herein to be performed by it in whole or in part prior to Closing, and the representations and warranties of Leap contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and Leap shall have delivered to Buyer a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers to the foregoing effect (it being understood that where any such representation or warranty already includes a Material Adverse Effect or other materiality exception, no further materiality exception is to be permitted by this Section).

                4.3.3. Legal Opinions. Leap shall have delivered to Buyer (a) a legal opinion in form and substance satisfactory to Buyer; and (b) a legal opinion of Grasty, Quintana, Majlis & Cia. in form and substance satisfactory to Buyer.

                4.3.4. Qualcomm Consent. Qualcomm shall have agreed to such changes in the terms and conditions of the Company's indebtedness to Qualcomm as are satisfactory to Buyer, in Buyer's sole discretion.

        4.4. Additional Conditions Precedent to Obligations of Leap. The obligations of Leap under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of all the following conditions, any one or more of which may be waived at the option of Leap.

                4.4.1. Estimated Purchase Price. Buyer shall have delivered to Leap in the manner specified in Section 1.2 the Cash Consideration and the Note(s).

                4.4.2. No Material Misrepresentation or Breach. There shall have been no material breach by Buyer in the performance of any of the covenants herein to be performed by Buyer in whole or in part prior to Closing, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and Buyer shall have delivered to Leap a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers to the foregoing effect (it being understood that where any such representation or warranty already includes a Material Adverse Effect or other materiality exception, no further materiality exception is to be permitted by this Section).

                4.4.3. Legal Opinions. Buyer shall have delivered to Leap legal opinions of Spanish, Chilean and United States counsel, in form and substance satisfactory to Leap.

                4.4.4. Qualcomm Release. Qualcomm shall have provided Seller with such documentation as Seller, in Seller's sole discretion, deems necessary to enable Leap and Seller to consummate the transactions contemplated by this Share Purchase Agreement and the other Transaction Documents.

        4.5. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to Closing:

        (a) By the mutual written consent of Buyer and Leap;

        (b) By either Buyer or Leap if the Closing shall not have occurred on or before the later of the following dates (the "Drop Dead Date"): (i) September 1, 2000 and (ii) such later date as Buyer and Leap may mutually agree in writing; provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled before the Closing; or

        (c) By either Buyer or Leap if any Law shall have been adopted or promulgated, or if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity, specifically restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof; or

        (d) By either Buyer or Leap, if the other shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 4.3.2 or 4.4.2, as the case may be, and (ii) cannot be or has not been cured within 30 days after the giving of notice by terminating party to the defaulting party of such breach or failure (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement); or

        (e) By Buyer, if Leap breaches the covenants set forth in Section 3.6.

In the event of the termination of this Agreement under Section 4.5, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except for fraud or willful malfeasance, or for any breach of this Agreement prior to termination.



                         V. SURVIVAL AND INDEMNIFICATION

        5.1. Definitions.

                5.1.1. Limitations on Liability Definitions.

        (a) "Indemnifiable Losses" means (i) any and all claims, demands, actions, suits or proceedings (by any person or entity, including without limitation any Governmental Entity), judgments, settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith or in enforcing the Indemnifying Party's obligations hereunder (including without limitation any Taxes incurred in connection with or as a result of any recovery from or payment by any Indemnifying Party of Indemnifiable Losses), and (ii) any other losses, liabilities, costs and expenses (including without limitation any losses of revenues or any payments or similar charges to subscribers). For purposes of this Article V, the foregoing amounts shall be reduced by (i) the amount of warranty or insurance proceeds actually received from any person or entity that is not an Affiliate of the Indemnitee, and (ii) the amount of Closing Adjustment received by Buyer pursuant to this Agreement to the extent the claim and/or Indemnifiable Loss is caused by a breach of a representation or warranty for which a Closing Adjustment was claimed.

        (b) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement.

        (c) "Indemnitee" means any person or entity entitled to indemnification under this Agreement.

        (d) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.

        (e) "Third Party Claim" means any claim, demand, action, suit or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

        5.2. Limits. Notwithstanding any other provision in this Agreement or of any applicable Law:

        (a) Minimum Claim. No Indemnitee will be entitled to indemnification by an Indemnifying Party under Section 5.4 or otherwise in respect of any breach or alleged breach of any representation or warranty contained in Article II unless
(i) the aggregate amount of Indemnifiable Losses incurred by the Indemnitee in respect of any individual event, or occurrence or series of events or occurrences arising out of a common nucleus of operative facts, giving rise to such Indemnifiable Losses exceeds $25,000, in which event the Indemnitee will be entitled to pursue such claim to the full amount of its Indemnifiable Losses relating thereto and (ii) the aggregate amount of all Indemnifiable Losses claimed or previously claimed by the Indemnitee exceeds $250,000, in which event the Indemnitee will be entitled to pursue all claims to the full amount of its Indemnifiable Losses in excess of $250,000.

        (b) Cap. Notwithstanding any other provision of this Agreement, the indemnification obligations of Leap and Seller under Section 5.4 (except for a claim for breach of Sections 2.1.1(a), 2.1.2, 2.1.5 or 2.1.6 (but only to the extent that the representation and warranty relates to Leap or Seller) will not exceed $35,000,000.

        5.3. Exclusivity. As between any Leap and any Leap Affiliate, on the one hand, and Buyer or any Affiliate thereof, on the other hand, the rights and obligations set forth in this Article V will be the sole and exclusive remedies for breach of this Agreement, except in the event of fraud.

        5.4. Survival of Representations and Warranties and Covenants. Each of the representations and warranties contained in Article II will survive the Closing and remain in full force and effect until the first anniversary of the Closing Date, except that the representations and warranties set forth in Sections 2.1.1(a), 2.1.2, 2.1.5, 2.1.6 (but only to the extent that such representation and warranty relates to Leap and/or Seller), 2.2.1, 2.2.2, and
2.2.3 will survive the Closing and remain in full force and effect until the expiration of the relevant statute of limitations, if any. Any claim for indemnification with respect to any matter which is not asserted by a notice given as herein provided specifically identifying the breach underlying such claim (whether or not the Indemnifiable Loss has been actually incurred as of the date of such notice) and a reasonable summary of the facts and Indemnifiable Loss relating thereto (to the extent reasonably determinable as of the date of such notice), within such specified periods of survival may not be pursued and is hereby irrevocably waived.

        5.5. Indemnification.

                5.5.1. Leap's Duty. Subject to Sections 5.1, 5.2, 5.3, 5.4 and 5.6, Leap and Seller, jointly and severally, will indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, partners, shareholders, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of (a) the matters disclosed in the second (stamp tax, withholding tax related to Leap commercial contract), fifth (remuneration of key employees), sixth (VAT related to fiber backbone) and seventh (expensing of handsets) paragraphs of Schedule 2.1.19(a) and (b)any breach by Leap or Seller of any of the representations or warranties of Leap or Seller contained in this Agreement, without giving effect to any Material Adverse Effect or other materiality limitations therein or exception thereto (other than those included in Sections 2.1.8, 2.1.13 (first three sentences only), 2.1.15(d)(i), 2.1.23 and 2.1.25). For avoidance of doubt, it is understood by the parties that certain representations and warranties, other than those in Sections 2.1.8, 2.1.13, 2.1.15(d)(i), 2.1.23, and 2.1.25,
contain Material Adverse Effect or other materiality exceptions, restriction and other limitations, but such limitations shall be only effective for disclosure purposes but not for determining if there has been a breach of the representation and warranty for indemnification purposes .

                5.5.2. Buyer's Duty. Subject to Sections 5.1, 5.4 and 5.6, Buyer will, and, if the Closing occurs, will cause the Company to, indemnify, defend and hold harmless, Leap, Seller and their Affiliates and their respective directors, officers, partners, shareholders, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any breach by Buyer of any of the representations or warranties of Buyer contained in this Agreement, without giving effect to any Material Adverse Effect or other materiality limitation therein or exception thereto.

        5.6. Defense of Claims.

                5.6.1. Third Party Claims. If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such written notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

                5.6.2. Assumption of Defense. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense. If, within ten calendar days following receipt by the Indemnifying Party of notice of a Third Party Claim, an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the preceding sentence, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim or if the Indemnifying Party does not undertake to indemnify fully the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith, and provided, further, that if there is a conflict between the interests of the Indemnifying Party and the Indemnitee, the Indemnifying Party shall reimburse the Indemnitee for the reasonable legal expenses of a single separate counsel in connection with the defense of such Third Party Claim.

                5.6.3. Settlements. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnitee or does not include an unconditional release of the Indemnitee. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

                5.6.4. Direct Claims. Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by the Indemnitee (to the extent reasonably determinable as of the date of such notice). The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

                5.6.5. Failure to Notify. A failure to give timely notice or to include any specified information in any notice as provided in Sections 5.6.1, 5.6.2, 5.6.3, or 5.6.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

                5.6.6. Other Recoveries. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment to the Indemnitee, is reduced by recovery, settlement or otherwise under or pursuant to any warranty or insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other person or entity, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party.

                5.6.7. Subrogation. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third person or entity that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third person or entity on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third person or entity. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                        VI. OTHER POST-CLOSING COVENANTS

        6.1. Post-Closing Purchases. Buyer, Leap and the Company shall for two
(2) years after the date hereof use reasonable efforts, to the extent permitted by Law, and consistent with their respective contract obligations to, cooperate in the purchase of handsets, switches and other equipment so that Leap, its Affiliates and the Company can obtain lower prices and other benefits by purchasing such items in bulk.

        6.2. General Post-Closing Matters.

                6.2.1. Post-Closing Notifications. Buyer and Leap will, and each will cause its respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other Law of any Governmental Entity having jurisdiction over the Business.

                6.2.2. Access. (a) Deliveries. On the Closing Date, or as soon thereafter as practicable, and in no event later than 30 calendar days after the Closing Date, Leap will deliver or cause to be delivered to Buyer all original agreements, documents, books, records, and files primarily relating to the Business or the Company (collectively, "Records") in the possession of Leap or any Affiliate to the extent not in the possession of the Company or Buyer.

        (b) Retention. After the Closing, each party will, and will cause its Affiliates to, retain all Records (except those Records referred to in Section 6.2.2(a)) required to be retained pursuant to obligations imposed by any applicable Law. Except as provided in the immediately preceding sentence, each party will, and will cause its Affiliates to, retain all Records for a period of seven years after the Closing Date. After the end of such seven-year period, before disposing, or permitting its Affiliates to dispose, of any such Records, each party will, and will cause its Affiliates to, give notice to such effect to the other party and give the other party at its cost and expense an opportunity to remove and retain all or any part of such Records as the other party may elect.

        (c) Post-Closing Access. After the Closing, upon reasonable notice, each party hereto will give, or cause to be given, to the representatives, employees, counsel and accountants of the other parties hereto access, during normal business hours, to Records relating to periods prior to or including the Closing Date, and will permit such persons to examine and copy such Records to the extent reasonably requested by the other party in connection with tax and financial reporting matters (including, without limitation, any Tax Return relating to state or local real property transfer or gains taxes), audits, legal proceedings, governmental investigations and other business purposes and to make inquiries relating thereto of the relevant personnel; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information (except to the extent required for purposes of defending or prosecuting any third party Legal Proceedings).

                          VII. MISCELLANEOUS PROVISIONS

        7.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

               (a)    If to Buyer, to:

                      Endesa, S.A.
                      Principe de Vergara 187
                      28002 Madrid, Spain
                      Attention:  Jose Luis Marin
                      Fax:  (011) (34) (91) 566-8962

                      with a copy to:

                      Jones, Day, Reavis & Pogue
                      599 Lexington Avenue
                      New York, New York, 10022
                      Attention:  Jere R. Thomson, Esq.
                      Fax:  (212) 755-7306

               (b)    If to Leap or Seller, to:

                      Leap Wireless International, Ltd.
                      10307 Pacific Center Court
                      San Diego, California 92121
                      Attention: President and General Counsel
                      Fax:  (858) 882-6040

                      with a copy to:

                      Grasty, Quintana, Majlis & Cia.
                      Tenderini 153
                      Santiago, Chile
                      Attention:  Octavio Bofill Genzsch, Esq.
                      Fax:  (011) (562) 633-1886

or to such other address or fax number as any such party may from time to time designate as to itself by like notice.

        7.2. Expenses. Except as otherwise expressly provided herein, (a) Leap will pay or cause to be paid all expenses incurred by Leap and its Affiliates (including, without limitation, the Company) incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein and (b) Buyer will pay any expenses incurred by Buyer and its Affiliates incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein, including without limitation the fees and expenses of any broker, finder, financial advisor or similar person engaged by such party. Notwithstanding the foregoing, Buyer and Leap shall share equally the amount of any stamp tax payable to the Government of the Republic of Chile with respect to the issuance of the Notes pursuant to Section 1.2(b).

        7.3. Successors and Assigns. Subject to the next sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegatable by any party without the prior written consent of the other parties hereto. Notwithstanding the foregoing sentence, Buyer may assign this Agreement to any subsidiary of Buyer, provided however, that no such assignment hereunder shall in any way affect Buyer's obligations or liabilities under this Agreement, and provided, further that Buyer will guarantee the Notes if they are the obligation of a subsidiary of Buyer.

        7.4. Waiver. Either Buyer or Leap by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that neither Buyer nor Leap may, without the prior written consent of the other, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates') representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

        7.5. Entire Agreement. This Agreement (including the Annexes and Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the matters contemplated hereby, other than the confidentiality agreement (the "Confidentiality Agreement"), between Leap or one of its Affiliates and Buyer or one of its Affiliates, and the escrow agreement between Citibank, N.A., the Buyer and Leap which will survive the execution, delivery or termination of this Agreement and to which Buyer agrees to be bound as if it was an original party thereto. This Agreement (together with the Schedules hereto) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein.

        7.6. Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Buyer and Leap to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

        7.7. Rights of the Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

        7.8. Further Assurances. From time to time, whether at or after the Closing and when requested by either Buyer or Leap, the other will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or otherwise reasonably requested by Buyer or Leap to consummate the transactions contemplated by this Agreement or otherwise to carry out the intent and purpose of this Agreement.

        7.9. Applicable Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

        7.10. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        7.11. Certain Interpretive Matters and Definitions.

                7.11.1. References. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Annexes are to Articles, Sections, Schedules or Annexes of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with U.S. GAAP or Chilean GAAP, as applicable within the context in which such accounting term is used, (d) "or" is disjunctive but not necessarily exclusive,
(e) words in the singular include the plural and vice versa, (f) the terms "Subsidiary" and "Affiliate" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, (provided that Qualcomm Incorporated shall not be deemed an Affiliate of the Company, Leap or Seller for any purpose) and (g) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

                7.11.2. Drafting. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                           ENDESA, S.A.


                                           By:  /S/ JOSE LUIS MARIN
                                              ---------------------------------
                                              Name: Jose Luis Marin
                                              Title:


                                           LEAP WIRELESS INTERNATIONAL, INC.

                                           By:  /S/ THOMAS D. WILLARDSON
                                              ---------------------------------
                                              Name: Thomas D. Willardson
                                              Title:


                                           INVERSIONES LEAP WIRELESS CHILE, S.A.

                                           By:  /S/ OCTAVIO BOFILL
                                              ---------------------------------
                                              Name: Octavio Bofill
                                              Title: